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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                          [X] FORM 10-Q AND FORM 10-QSB

[ ] FORM 10-K AND FORM 10-KSB   [ ] FORM 20-F   [ ] FORM 11-K   [ ] FORM N-SAR

FOR PERIOD ENDED: AUGUST 31, 2001

[ ]      TRANSITION REPORT ON FORM 10-KSB
[ ]      TRANSITION REPORT ON FORM 20-F
[ ]      TRANSITION REPORT ON FORM 11-K
[ ]      TRANSITION REPORT ON FORM 10-Q
[ ]      TRANSITION REPORT ON FORM N-SAR

FOR THE TRANSITION PERIOD ENDED:

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                NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY
                THAT THE COMMISSION HAS VERIFIED ANY INFORMATION
                                CONTAINED HEREIN.
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         IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:
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PART I -- REGISTRANT INFORMATION
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         FULL NAME OF REGISTRANT
         (FORMER NAME IF APPLICABLE)

                  VACATION OWNERSHIP MARKETING, INC.

         ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
                  2921 N.W. 6TH AVENUE

         CITY, STATE AND ZIP CODE
                  MIAMI, FLORIDA 33127

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PART II -- RULES 12b-25(b) AND (c)
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IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE
AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12b-25(b), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE).

         [X]   (a)    THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF
                      THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE
                      EFFORT OR EXPENSE;



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         [X]   (b)    THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION
                      REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

         [ ]   (c)    THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY
                      RULE 12b-25(c) HAS BEEN ATTACHED IF APPLICABLE.
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PART III -- NARRATIVE
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REGISTRANT WAS NOT ABLE TO OBTAIN ALL NECESSARY INFORMATION FOR THE FORM 10-QSB
BY OCTOBER 15, 2001, THE DUE DATE, BECAUSE THE COMPANY IS EXPERIENCING DELAYS IN THE COLLECTION AND THE COMPILATION OF CERTAIN FINANCIAL AND OTHER INFORMATION REQUIRED TO BE INCLUDED IN THE FORM 10-QSB. THE FORM 10-QSB WILL BE FILED AS SOON AS REASONABLY PRACTICABLE AND IN NO EVENT LATER THAN THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE (ON OR BEFORE OCTOBER 19, 2001)

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PART IV -- OTHER INFORMATION
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         (1) NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
NOTIFICATION

                  GUY K. STEWART                        (561) 659-1810
                  --------------                        --------------
                     (NAME)                           (TELEPHONE NUMBER)

         (2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF THE ANSWER IS NO, IDENTIFY REPORT(S).

                                               [X] YES     [ ] NO

         (3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

                                               [ ] YES     [X] NO


                       VACATION OWNERSHIP MARKETING, INC.
                       ----------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.


DATE:  OCTOBER 15, 2001                        BY: /s/ BRAULIO GUTIERREZ
                                                   ---------------------------
                                                   Braulio Gutierrez, President